Exhibit 10.2

BROOKTROUT, INC
1992 STOCK INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR
NON-QUALIFIED STOCK OPTION AGREEMENT

[ ]	[ ]
Number of Shares	Date

Pursuant to its 1992 Stock Incentive Plan (the “Plan”), Brooktrout, Inc.  (the “Company”) hereby grants to [                                ] (the “Optionee”), an Eligible Director (as deferred in the Plan) an Option to purchase on or prior to the tenth anniversary of this Agreement (the “Expiration Date”) all or any part of [                             ] shares of Common Stock of the Company, par value $0.01 per share (the Option Shares”) at a price of $[              ] per share in accordance with the schedule set forth in Section 1 hereof and subject to the terms and conditions set forth hereinafter and in the Plan.  This Option is granted pursuant to Section 5 (c) of the Plan and does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); consequently, it shall be treated as a non-qualified stock option for tax purposes.

1.             Vesting Schedule.   Subject to the provisions of Section 5 and 6 hereof and the discretion of the Committee (as defined in the Plan, and hereinafter referred to as the “Committee”) to accelerate the vesting schedule hereunder, this Option shall become vested and exercisable with respect to [                     ] Option Shares [insert vesting schedule], so long as the Optionee continues to serve as a Director of the Company, in accordance with Section 5 (c) (i) of the Plan.

2.             Manner of Exercise.   The Optionee may exercise this Option only in the following manner:  from time to time from the date that is the first anniversary of the grant of this Option and through (and including) the Expiration Date of this Option, the Optionee may give written notice to the Committee of his election to purchase at the time of such notice.  Said notice shall specify the number of shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods:  (a) in cash, by certified or bank check or other instrument acceptable to the Committee; or (b) in the form of shares of Common Stock that are not then subject to restrictions under any Company plan (subject to the Committee’s discretion); or (c) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure.  Payment instruments will be received subject to collection.

The delivery of certificates representing the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment therefore, as set forth above, and any agreement, statement or other evidence as the Company may require to satisfy itself that the issuance of Option Shares to be purchased pursuant to the exercise of Options under this Agreement and any subsequent resale of the Shares will be in compliance with applicable laws and regulations.

If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee’s estate.

Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.             Non-transferability of Option.   This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee’s lifetime, only by the Optionee.

4.                                       Termination.

(a)                Expiration Date.   This Option shall terminate on the Expiration Date.

(b)               Termination as Eligible Director.   The rights of the Optionee in this Option shall terminate on the date three months after the date on which the Optionee ceases to be an Eligible Director, unless earlier terminated pursuant to Section 4 (a), and shall be exercisable as to the number of Option Shares vested on the date of which the Optionee ceases to be an Eligible Director; provided, however, if the Optionee ceases to be an Eligible Director for Cause (as defined in the Plan), all rights of the Optionee in this Option shall terminate immediately upon the date the Optionee ceases to be an Eligible Director.

(c)                Optionee’s Death.   Notwithstanding the provisions of Section 4(b), if this Option is outstanding on the date of Optionee’s death and Optionee is an Eligible Director on such date, this Option may be exercised by the legal representative or legatee of the Optionee as to the Option Shares vested on the date of death for a period of 180 days from the date of death, unless earlier terminated pursuant to Section 4(a).

5.             Changes of Control.            In the event of a merger, consolidation, dissolution or liquidation of the Company, this Option will automatically terminate upon the date of consummation of such transaction, subject to the Optionee’s right to exercise this Option as to any or all the Option Shares then vested hereunder at any time or on or before the date of such consummation, unless otherwise determined by the Board of Directors of the Company in accordance with Section 3(b) of the Plan.

6.             Option Shares.      The Option Shares are shares of the Common Stock of the Company as constituted on the date of this Option, subject to adjustment as provided in Section 3(b) of the Plan.

7.             No Special Rights.               This Option will not confer upon the Optionee any right with respect to continuance as a Director of the Company or a Subsidiary, nor will it interfere in any way with any right of the Board of Directors or the stockholders of the Company with respect to termination of Directors.

8.             Rights as a Stockholder.     The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock which may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

9.             Tax Withholding. No later than the date as of which part or all of the value of any Common Stock received under the Plan first becomes includable in the Optionee’s gross income for Federal tax purposes, the Optionee shall make arrangements with the Company in accordance with Section 9 of the Plan regarding the payment of any federal, state or local taxes required to be withheld with respect to the income.

10.           The Plan.               In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

11.           Miscellaneous.     Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BROOKTROUT, INC.

By:
Title:

Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:

, Optionee

Date:	Address: